EXHIBIT 10.15
CENTRA FINANCIAL HOLDINGS, INC.
DEFERRED COMPENSATION PLAN
FOR
DIRECTORS
(Effective December 30 2005)
1.	Purpose. The purpose of the Deferred Compensation Plan for Directors (the “Plan”) is to provide Directors of Centra Financial Holdings, Inc., and its subsidiaries (collectively, the “Corporation”) a vehicle for the deferral of certain of their compensation as a Director.

2.	Effective Date. The Plan shall become effective as of December 30, 2005.

3.	Eligibility. All Directors of the Corporation or of any subsidiary of the Corporation shall participate in the Plan.

4.	Voluntary Deferral of Compensation.

(a) Amount of Voluntary Deferral. A participant may defer receipt of all or a specified portion of the annual retainer and meeting fees receivable for service as a Director of the Corporation (“Fees”), but not any other compensation or expense reimbursement under this Plan. Deferrals under this paragraph 4 shall be known as “Voluntary Deferrals.”

(b) Manner of Electing Voluntary Deferral. A participant shall elect to make a Voluntary Deferral by giving written notice to the Corporation on the applicable election form, attached hereto as Exhibit A (the “Election Form”), specifying (i) the amount of the Voluntary Deferral, expressed as a percentage of Fees.

(c) Time of Election. Elections with respect to Voluntary Deferrals may be made at the following times:
     (i) A nominee for election for Director (who is not at the time of nomination a sitting Director) may elect a Voluntary Deferral any time before election to the Board and before being entitled to receive any Fees or a committee. A Voluntary Deferral shall be effective upon such person’s election to the Board.
     (ii) A sitting Director who has never elected to make a Voluntary Deferral may elect to make a Voluntary Deferral at any time during the year. Such Voluntary Deferral election shall not, however, be effective until January 1 of the following year.
     (iii) A sitting Director who has discontinued a Voluntary Deferral under subparagraph 4(d), may again elect to make a Voluntary Deferral at any time during the year, but the election will not be effective until January 1 of the following year.
(d) Change in, or Discontinuance of, Voluntary Deferral Election. A participant may elect to change a prior election with respect to his or her Voluntary Deferral by completing a new Election Form, but such election shall not, however, be effective until January 1 of the following year. A participant may elect to discontinue a Voluntary Deferral at any time, but such election shall not be effective until the first day of the next calendar quarter.

(e) Term of Election. Unless discontinued pursuant to subparagraph (d) above, a Voluntary Deferral shall continue in effect until the end of the participant’s service as a Director.
5.	Deferred Compensation Accounts. The Corporation shall establish on its books and records a Deferred Compensation Account, as provided in this Section. All Voluntary Deferrals shall be credited to the participant’s Deferred Compensation Account as of the date the Fees would have been paid if the participant had not elected a Voluntary Deferral. Balances in the Deferred Compensation Account shall be credited with interest each year at the rate paid by Centra Bank, Inc., to similarly situated customers for an one-year certificate of deposit during such year as determined on the first day of January of each year.

6.	Payment of Deferred Compensation.

(a) Form of Payment. Payments from the Deferred Compensation Account will be paid either in a lump-sum cash payment upon the occurrence of a Payment Event, or in installments upon the occurrence of a Payment Event as set forth in (b) below. The election as to form shall be made at the time of the Director’s initial voluntary Deferral and may be amended (and such amendment effective) only as set forth in (c) below.

(b) Installments. In annual cash payments over an initial period of time between two (2) and ten (10) years as selected by the Director at the time of his initial voluntary deferral. Actual annual installment payments shall be calculated by multiplying (I) the balance in the Deferred Compensation Account as of the end of the month preceding the annual installment payment, times (II) a fraction equal to the reciprocal of the number of years remaining in the annual installment period elected by the Director. The initial installment payment shall be made as soon as administratively possible in the month following the Payment Event and each subsequent payment upon the anniversary of such first payment.

(c) Payment Events and Form of Payment.
     (i) A participant shall, at the same time as he or she first makes a Voluntary Deferral Election, specify on the Election Form the date the payment shall be made and whether payment of his or her Account will be in the form of a lump-sum or installments. For purposes of this Plan, “Payment Event” means the earlier of the date specified on the Election Form or the participant’s death. A participant may change, at any time which is at least twelve months prior to the date of the first scheduled payment to the participant under the Plan, his or her election regarding the commencement of the payment or form of the payment of his or her Account; however, the new election will be effective only after twelve months from when the new election is made and only if the first payment with respect to which such election is made is deferred for a period of not less than 5 years from the date such payment would otherwise have been made.
     (ii) If no valid election has been made, the Board shall make a lump-sum payment as soon as reasonably possible following the participant’s retirement from the Board in the case of a participant who is not an employee of the Corporation and in the case of a participant who is an employee of the Corporation, as of the first day of the month following six months after the employee’s termination of employment with the Corporation.
7.	Amount Payable on Death. In the event of a participant’s death, prior to a total distribution of his or her Deferred Compensation Account, the balance in such account shall be determined as of the date of death, and the balance shall be paid in cash as soon as reasonably possible thereafter to the beneficiary or beneficiaries previously designated by the participant. Any such designation shall be in writing and delivered to the Secretary of the Corporation or the Office of the General Counsel and may be changed by a later-dated designation. The last designation received by the Corporation shall be controlling; provided, however, that no such designation, or change or revocation thereof, shall be effective unless received by the Corporation prior to the participant’s death, and in no event shall it be effective as of a date prior to such receipt. If there is no designation in effect, the balance of the participant’s Deferred Compensation Account shall be paid to the following persons in the following order of priority:
(a)	The participant’s surviving spouse;

(b)	The participant’s surviving children, in equal shares; or

(c)	The legal representative of the participant’s estate.
8.	Notwithstanding Section 6(c), a participant may receive a distribution from his or her Deferred Compensation Account upon the occurrence of an Unforeseeable Emergency. For purposes of this Plan, “Unforeseeable Emergency” means (a) a severe financial hardship of the participant resulting from an illness or accident of the participant; (b) the participant’s spouse, or the participant’s dependent (as defined in Internal Revenue Code Section 152(a)); (c) loss of the participant’s property due to casualty; or (d) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. The definition of Unforeseeable Emergency shall be interpreted consistently with Treas. Reg. §1.409A-3(g)(3). A distribution on account of an Unforeseeable Emergency may not be made to the extent that such Unforeseeable Emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Plan. Distribution because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).
9.	Accelerated Tax Distributions. In the event a participant’s Deferred Compensation Account is determined to be income taxable to the participant prior to any Payment Event, the Deferred Compensation Account shall be distributable to the participant. The participant shall notify the Corporation of the final determination of taxability and will provide all information required by the Corporation.
10.	Compensation Committee Deferral of Distributions. The Corporation shall defer any distribution required by this Plan to a future date if the Corporation reasonably anticipates that the Corporation’s deduction with respect to such distribution will be limited or eliminated by application of Internal Revenue Code Section 162(m).

Any distributions deferred under this Section 10 shall be made upon the earliest date at which the Corporation anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Internal Revenue Code §162(m).
11.	Unfunded Promise to Pay; No Segregation of Funds or Assets. The right of a participant to receive any unpaid portion of the participant’s Deferred Compensation Account shall be an unsecured claim against the general assets of the Corporation. Neither anything contained in the Agreement nor the establishment or maintenance of the Deferred Compensation Account shall require the segregation of any assets of the Corporation or any type of funding by the Corporation of such account or the amounts payable there from, it being the intention of the parties that the Plan be an unfunded arrangement for federal income tax purposes. No participant shall have any rights to or interest in any specific assets or shares of common stock of the Corporation by reason of the Plan, and his or her only rights to enforce payment of the obligations of the Corporation hereunder shall be those of a general creditor of the Corporation.
12.	Nonassignability. The right of a participant to receive any unpaid portion of the participant’s Deferred Compensation Account shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation of anticipation.
13.	Administration. This Plan shall be administered by the Compensation Committee of the Board of Directors, who shall have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions thereof.
14.	Amendment and Termination. This Plan may be amended, modified or terminated at any time by the Board of Directors of the Corporation; provided, however, that no such amendment, modification or termination shall, without the consent of a participant, adversely affect such participant’s rights with respect to amounts theretofore accrued to the participant’s Deferred Compensation Account.

DATED: December 15, 2005	Centra Financial Holdings, Inc.

	By:	Douglas J. Leech
	Its:	Chairman, President and CEO

EXHIBIT A
CENTRA FINANCIAL HOLDINGS, INC.
DEFERRED COMPENSATION PLAN
FOR
DIRECTORS
ELECTION FORM
TO THE COMPENSATION COMMITTEE OF CENTRA FINANCIAL HOLDINGS, INC. (the “Corporation”).
     Pursuant to the Deferred Compensation Plan for Directors of Centra Financial Holdings, Inc. and its subsidiaries (the “Plan”), I hereby elect to defer ___% of all future payments of annual retainer fees and meeting fees for service on the Board of Directors of the Corporation.
     1. I hereby understand that 100% of the amounts so deferred be credited to a Deferred Compensation Account and earn interest each year at a rate equal to the rate paid by Centra Bank, Inc., to its customers for a one-year Certificate of Deposit as determined on the first day of January of each year.
     2. I hereby elect to have my Deferred Compensation Account paid to me (check one):
                          in a single lump-sum payment of cash on
                          in annual cash payments over                      years (Must select a number of years between two (2) and ten (10) years).
     3. In the event of my death before I have received payment of all deferred compensation payable to me, payments from the Plan are to be made to (check one):
                          my estate
                          the following:                                          (I understand that if I do not specify otherwise, the payments from the Plan after my death will be made to my estate.)

Signature of Director
	Name:	Date: